EXHIBIT 12.1

100 Pine Street, Suite 1250

San Francisco, CA 94111

Tel: +1 (415) 707-2717 à Fax: +1 (415) 535-1665

www.dolkartlaw.com

Via Electronic Mail

July 27, 2021

ALUF HOLDINGS, INC.

4801 South University Drive, Suite 227

Fort Lauderdale, FL 33328

Tel: 1-866-793-1110

teresa.mcwilliams@aluf.com

Re: ALUF Holdings, Inc. Offering Statement on Form 1-A

To Whom it May Concern:

I, the undersigned, have acted as special counsel to ALUF Holdings, Inc. (the “Company”) a Nevada corporation, in connection with the Company’s Offering Statement on Form 1-A (the “Offering Statement”), relating to the application for exemption from registration under Section 3(b) of the Securities Act of 1933, as amended (the “Act”), and Regulation A+ promulgated thereunder, of a maximum of 66,666,667 shares at an offering price of $0.30 per share.

This Offering will terminate twelve months from the day the Offering Statement is qualified, subject to extension for up to thirty (30) days as defined below or the date on which the maximum offering amount is sold (such earlier date).

The minimum purchase requirement per investor is (33,334) common shares or ten thousand dollars ($10,000); however, the Company can waive the minimum purchase requirement on a caseby- case basis in its discretion.

The common stock contemplated in this Offering Statement will be validly issued, fully paid, and nonassessable.

For the purposes of rendering this opinion, I have examined corporate records, agreements, instruments and other documents of the Company, as I have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In all such examinations, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents, the due authority of the parties signing such documents, and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies.

As to questions of fact relevant to the opinions expressed herein, I have relied without investigation upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from officers and/or directors of the Company and other persons with personal knowledge of such facts and/or circumstances.

I hereby consent to the use of this letter as an exhibit to the Offering Statement and to any and all references to this firm in the Offering. In so consenting, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Letter Re: Offering Statement on Form 1-A	Page 1

Thank you in advance for your prompt attention to this matter.

Kind Regards, John E. Dolkart, Jr., Esq.

Letter Re: Offering Statement on Form 1-A	Page 2